Exhibit 4.3

Execution Version

AMENDMENT NO. 1 TO WARRANT AGREEMENT

between

TLG ACQUISITION ONE CORP.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”), dated as of July 31, 2023, is by and between TLG Acquisition One Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent,” also referred to herein as the “Transfer Agent”).

WHEREAS, on January 27, 2021, the Company and Warrant Agent entered into that certain Warrant Agreement (the “Agreement”); and

WHEREAS, pursuant to Section 9.8 of the Agreement, the Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of lowering the Warrant Price; and

WHEREAS, the Company sent notice on July 31, 2023 to the Warrant Agent that the Warrant Price will be lowered to $6.57.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. DEFINITIONS. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

2. AMENDMENT.

2.1 Amendment. The first sentence of Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Each Warrant shall, when countersigned by the Warrant Agent (if a physical certificate is issued), entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $6.57 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1.”

2.2 No Other Amendments. The parties agree that all other provisions of the Agreement shall, subject to the amendments expressly set forth in Section 2.1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Agreement.

2.3 Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

TLG ACQUISITION ONE CORP.

By:	/s/ John Michael Lawrie
Name: John Michael Lawrie
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent

By:	/s/ Stacy Aqui
Name:	Stacy Aqui
Title:	Vice President

[Signature Page to Amendment No. 1 to Warrant Agreement]